                                                                   EXHIBIT 10.65





                                    GUARANTY


                          Dated as of January 16, 1996


                                       by


                            ENRON OIL & GAS COMPANY,
                                  as Guarantor

                                  in favor of


                             THE BANKS NAMED HEREIN

                                      and

                   TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                            as Administrative Agent

                               TABLE OF CONTENTS


ARTICLE I

       1.1.   Certain Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
              ---------------------
       1.2.   Other Defined Terms; Accounting Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              -------------------------------------
       1.3.   Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              -------------

ARTICLE II

       2.1.   Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              --------
       2.2.   Guaranty Absolute   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              -----------------
       2.3.   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
              ------

ARTICLE III

       3.1.   Representations and Warranties of the Guarantor   . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
              -----------------------------------------------

ARTICLE IV

       4.1.   Affirmative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              ---------------------
       4.2.   Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              ------------------

ARTICLE V

       5.1.   Guarantor Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              ------------------

ARTICLE VI

       6.1.   Amendments, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              ---------------
       6.2.   Addresses for Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              ---------------------
       6.3.   No Waiver; Cumulative Rights and Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              -----------------------------------------
       6.4.   Continuing Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              -------------------
       6.5.   Execution in Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              -------------------------
       6.6.   Governing Law; Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              -------------------------------
       6.7.   Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              --------
       6.8.   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              ------------
       6.9.   Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              ----------------
       6.10.  Joinder; Independent Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              ---------------------------
       6.11.  Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              -------------------------
       6.12.  Location of Certain Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              ---------------------------
       6.13.  Assignments to Federal Reserve Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              ------------------------------------
       6.14.  Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              --------

Exhibit A     - Negative Pledge

                                    GUARANTY


       This Guaranty (this "Guaranty"), dated effective as of January 16, 1996, is made by ENRON OIL & GAS COMPANY, a Delaware corporation (the "Guarantor"), in favor of the Banks (as such term is defined herein) and the Administrative Agent (as such term is defined herein).

                             PRELIMINARY STATEMENTS

       A. EOG Company of Canada, an unlimited liability company incorporated under the laws of the province of Nova Scotia (the "Borrower"), has entered into the Credit Agreement with the Banks and the Administrative Agent.

       B. The Borrower is a direct or indirect wholly owned Subsidiary of the Guarantor.

       C. In order to induce the Banks and the Administrative Agent to enter into the Credit Agreement and to induce the Banks to lend money to the Borrower, the Guarantor has agreed to enter into this Guaranty.

       D. The guaranties provided in this Guaranty are reasonably expected to benefit, directly or indirectly, the Guarantor. Further, it is in the best interest of the Guarantor to provide the guaranties set forth hereunder, and such guaranties are necessary or convenient to the conduct, promotion or attainment of the business of the Guarantor and are also necessary or convenient to the conduct, promotion or attainment of the business of other directly or indirectly wholly-owned Subsidiaries of the Guarantor.

       NOW, THEREFORE, in consideration of the premises and in order to induce the Administrative Agent and the Banks to enter into the Credit Agreement, the Guarantor hereby agrees as follows:


                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

              1.1. Certain Defined Terms. As used in this Guaranty, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined and such meanings shall apply and be interpreted together when two or more of such terms are used together):

              "Consolidated" refers to the consolidation of the accounts of the Guarantor and its Subsidiaries in accordance with GAAP.

              "Consolidated Net Worth" means at any date the Consolidated shareholders' equity of the Guarantor and its Consolidated Subsidiaries.

              "Credit Agreement" means the Credit Agreement dated of even date herewith among the Borrower, the Administrative Agent and the Banks, as amended, supplemented or modified from time to time in the future.

              "Debt" of any Person means, at any date, without duplication, (a) obligations for the repayment of money borrowed which (1) are evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements and (2) are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations as lessee under leases which, in accordance with GAAP, are capital leases, and (c) guaranties of payment or collection of any obligations described in clauses (a) and (b) of other Persons, provided, that clauses (a) and (b) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a Consolidated balance sheet in accordance with GAAP; provided, further, that none of the following shall constitute Debt: (A) transfers of accounts receivable pursuant to a receivables purchase facility considered as a sale under GAAP (and indemnification, recourse or repurchase obligations thereunder as are reasonable given market standards for transactions of similar type), (B) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person, and (C) obligations (other than borrowings, capital leases or financial guaranties by the Borrower or any Subsidiary) related to the sale, purchase or delivery of hydrocarbons in respect of volumetric production payments conveyed in transfers constituting sales of real property interests for which proceeds are accounted for as deferred revenues under GAAP.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

              "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Guarantor is a member and which is under common control within the meaning of the regulations under
Section 414 of the Code.

              "GAAP" means generally accepted accounting principles consistent with those applied in the preparation of the audited consolidated financial statements referred to in Section 3.1(d).

              "Guaranteed Obligations" means (a) all amounts owed by and other obligations of the Borrower pursuant to the terms of the Loan Documents (including but not limited to the principal of and interest accrued on all Advances (including additional Advances under Section 2.15 of the Credit Agreement), the fees and the costs, indemnification payments or obligations and other amounts owed by the Borrower to the

Administrative Agent or any other Person under the Loan Documents), (b) all damages sustained by the Administrative Agent, any Bank or any other Person as a consequence of the falsity of a representation or warranty of the Borrower or the breach of a covenant of the Borrower under the Loan Documents, and (c) the reasonable out-of-pocket costs of the Administrative Agent and the Banks (including reasonable fees and expenses of legal counsel) incurred in connection with the enforcement of the Loan Documents and this Guaranty and in connection with the collection of the amounts and damages described in clauses
(a) and (b) of this definition above.

              "Guarantor Default" shall have the meaning given such term in
Section 5.1 hereof.

              "Guaranty" means this Guaranty, as the same may be amended, supplemented or modified from time to time.

              "Indenture" means that certain Indenture dated as of September 1, 1991 between the Guarantor and Texas Commerce Bank National Association, as Trustee, without giving effect to any amendment, modification or discharge thereof.

              "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

              "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

              "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Guarantor or any ERISA Affiliate, and more than one employer other than the Guarantor or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Guarantor or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

              "PBGC" means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

              "Plan" means an employee benefit plan (other than a Multiemployer
Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Guarantor or any ERISA Affiliate and covered by Title IV of ERISA.

              "Principal Subsidiary" means at any time of determination any Subsidiary of the Guarantor (other than the Borrower) having total assets in excess of $100,000,000. For purposes of this definition, total assets shall be determined based on the most recent quarterly or annual financial statements available prior to such determination.

              "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other entity of which more than 50% of the outstanding capital stock or other equity interests having ordinary voting power (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or one or more of such Person's Subsidiaries, or such Person and one or more of its Subsidiaries. Unless otherwise indicated, any reference in this Guaranty to a "Subsidiary" shall be a reference to a Subsidiary of the Guarantor; provided, that the definition of "Subsidiary" in Exhibit A shall apply to
Section 4.2(a) hereof and only to Section 4.2(a) hereof.

              "Termination Event" means (a) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Guarantor or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to
Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

              "Total Capitalization" means, at any time, the sum (without duplication) of (a) Total Debt, and (b) Consolidated Net Worth less any amount thereof attributable to "minority interests" (as defined below). For the purpose of this definition, "minority interests" means any investment or interest of the Guarantor in any corporation, partnership or other entity to the extent that the total amount thereof owned by the Guarantor (directly or indirectly) constitutes 50% or less of all outstanding interests or investments in such corporation, partnership or entity.

              "Total Debt" means, at any time, all Consolidated Debt of the Guarantor and its Consolidated Subsidiaries.

              "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

              1.2. Other Defined Terms; Accounting Terms. Capitalized terms used herein but not otherwise defined herein shall have the meaning given such terms in the Credit Agreement. All accounting terms not specifically defined herein shall be construed in accordance with, and certificates of compliance with financial covenants shall be based on, GAAP; provided, however, the financial statements and reports required pursuant to Sections 4.1(a)(1) and
(8) shall be prepared in accordance with generally accepted accounting principles in effect at the time of application thereof except to the extent stated therein.

              1.3. Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Article, Section and Exhibit references are to Articles and Sections of and Exhibits to this Guaranty, unless otherwise specified. The term "including" shall mean "including, without limitation,".


                                   ARTICLE II

                                    GUARANTY

              2.1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Banks the punctual payment when due (following the expiration of any applicable grace period), whether at stated maturity, by acceleration or otherwise, of the Guaranteed Obligations; provided that all payments by the Guarantor under this Guaranty shall be made in immediately available funds within one (1) Business Day after the Administrative Agent's demand therefor given in writing to the Guarantor (which demand will set forth the basis and calculation of the amount for which demand is made); provided further, that if the Guaranteed Obligations become due and payable by virtue of a Guarantor Default described in Section 5.1(d), the Guaranteed Obligations shall automatically become due and payable by the Guarantor hereunder without demand or any notice of any kind, all of which are hereby expressly WAIVED by the Guarantor. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts which constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any other Person under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

              2.2. Guaranty Absolute. The Guarantor guarantees that (subject to the demand and payment provisions set forth in Section 2.1) the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement. This Guaranty is a guaranty of payment and not of collection, and the Guarantor's obligations hereunder are primary obligations of the Guarantor concerning which the Guarantor is the principal obligor and not a surety, and are separate and several from the obligations of the Borrower under the Loan Documents. The obligations of the Guarantor hereunder shall not be subject to, and payments by the Guarantor shall be made free and clear of any defense of the Borrower and without deduction for, any setoff, counterclaim, diminution, suspension or deferment that the Guarantor may have with respect to the Borrower or any other Person. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

              (a) any lack of validity, legality or enforceability of the Credit Agreement, the Notes or any other Loan Document;

              (b) any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Credit Agreement, the Notes or any other Loan Document, or the rights of the Administrative Agent or any Bank with respect thereto;

              (c) any change in the time, manner or place of performance or payment of, or in any other term of, the Guaranteed Obligations, or any other amendment, extension or waiver of or any consent to departure from, or any indulgence or compromise with respect to, or any failure, omission, delay, neglect, refusal or lack of diligence on the part of the Administrative Agent or any Bank to enforce, the Credit Agreement, the Notes or any other Loan Document;

              (d) the existence of, or any release or amendment or waiver of or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

              (e) any assignment, mortgaging or transfer of the Guaranteed Obligations, any Loan Document, this Guaranty or any interest therein or any furnishing, acceptance or release of security or additional security;

              (f) any merger or consolidation of the Guarantor or the Borrower, into or with any other Person or any sale, lease, transfer, divestiture or other disposition of any or all of the assets of the Borrower;

              (g) any direct or indirect change in the ownership of the Borrower;

              (h) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of the assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding with respect to the Guarantor (subject to the powers of a bankruptcy court under the Bankruptcy Code and the equitable powers of a bankruptcy court), the Borrower, the Administrative Agent or any Bank or any action taken by any trustee or receiver or by any court in any such proceeding;

              (i) any withholding or diminution at the source, by reason of any taxes, expenses, indebtedness, obligations or liabilities or any claims, demands, charges or liens of any nature against any sums payable under the Loan Documents or this Guaranty; or

              (j) any election of remedies by the Administrative Agent or any Bank which results in any impairment or destruction of any subrogation rights of the Guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Bank for any reason, including, without limitation, the insolvency, bankruptcy or reorganization of the Guarantor (subject to the powers of a bankruptcy court under the Bankruptcy Code and the equitable powers of a bankruptcy court) or the Borrower or otherwise, all as though such payment had not been made, and, in such event, the Guarantor will pay to the Administrative Agent (for distribution to the Banks in the manner set forth in the Credit Agreement) an amount equal to any such payment that has been rescinded or returned, and such obligation of the Guarantor shall not be diminished, released, discharged, impaired or otherwise adversely affected by any prior cancellation or surrender of this Guaranty. This Guaranty shall be absolute and unconditional notwithstanding the occurrence of any other event or the existence of any other circumstances which might constitute a defense available to a guarantor or the Borrower (including failure of consideration, allegations of frauds, usury, forgery, breach of warranty, statute of fraud, statute of limitation, accord and satisfaction and any defense based on election of remedies) or a legal or equitable discharge of a surety or guarantor except indefeasible payment in full of the Guaranteed Obligations. The provisions of this paragraph will survive any release or termination of this Guaranty. It is further agreed that it shall never be necessary for this Guaranty to be ratified or confirmed in order for it to include among the Guaranteed Obligations any increase in the total amount of the indebtedness outstanding under the Credit Agreement pursuant to Section 2.15 of the Credit Agreement. No increase in the in the total amount of the indebtedness outstanding under the Credit Agreement pursuant to Section 2.15 of the Credit Agreement shall impair, diminish, discharge or release the liability of the Guarantor under this Guaranty.

       If and to the extent that the Guarantor makes any payment to the Administrative Agent, any Bank or to any other Person pursuant to or in respect of this Guaranty, any claim which the Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior indefeasible payment in full of the Guaranteed Obligations.

              2.3. Waiver. Except as otherwise set forth herein, the Guarantor hereby waives, to the fullest extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this

Guaranty (including notice of any sale, transfer or other disposition of any right, title to or interest in any Loan Document or this Guaranty by the Administrative Agent or any Bank, notice of the existence of any matter described in Section 2.2, and notice or proof of reliance) and any requirement that the Administrative Agent and/or the Banks protect, secure, perfect or insure any collateral or exhaust any right or take any action against the Borrower or any other Person or any collateral.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

              3.1. Representations and Warranties of the Guarantor. The Guarantor represents and warrants to the Banks as follows (which representations and warranties are deemed made by the Guarantor on the date of each Borrowing and shall survive the execution and delivery of this Guaranty and the Loan Documents and the making of the Advances contemplated by the Credit Agreement):

              (a) The Guarantor and each Principal Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Guarantor and each Principal Subsidiary have all corporate powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted.

              (b) The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action of the Guarantor, require, in respect of the Guarantor, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of law or regulation (including Regulation X issued by the Federal Reserve Board) applicable to the Guarantor or Regulation U issued by the Federal Reserve Board or the restated certificate of incorporation or by-laws of the Guarantor or any judgment, injunction, order, decree or material ("material" for the purposes of this representation meaning creating a liability of $50,000,000 or more) agreement binding upon the Guarantor or result in the creation or imposition of any lien, security interest or other charge or encumbrance on any asset of the Guarantor or any of its Subsidiaries.

              (c) This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

              (d) The audited consolidated balance sheet of the Guarantor and its Subsidiaries as of December 31, 1994 and the related audited consolidated statements of income, cash flows and changes in shareholders' equity accounts for the fiscal year then ended and the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of September 30, 1995, and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity accounts for the fiscal quarter then ended, certified by the chief financial or accounting officer of the Guarantor, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP except as otherwise expressly noted therein, the consolidated financial position of the Guarantor and its Subsidiaries as of such dates and their consolidated results of operations and changes in financial position for such fiscal periods, subject (in the case of the unaudited balance sheet and statements) to changes resulting from audit and normal year-end adjustments.

              (e) Since December 31, 1994, there has been no material adverse change in the consolidated financial position or consolidated results of operations of the Guarantor and its Subsidiaries, considered as a whole.

              (f) Except as disclosed in the Guarantor's Form 10-K for the year ended December 31, 1994 or the Guarantor's Form 10-Q for the quarter ended September 30, 1995, which were delivered to the Banks prior to the date hereof, there is no action, suit or proceeding pending against the Guarantor or any of its Subsidiaries, or to the knowledge of the Guarantor threatened against the Guarantor or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the consolidated financial position or consolidated results of operations of the Guarantor and its Subsidiaries taken as a whole or which in any manner draws into question the validity of this Guaranty.

              (g) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists. Neither the Guarantor nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability in excess of $50,000,000 exists.

              (h) United States federal income tax returns of the Guarantor and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1987. The Guarantor and its Subsidiaries have filed or caused to be filed all United States federal income tax returns and all other material domestic tax returns which to the knowledge of the Guarantor are required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns or pursuant to any assessment received by the

       Guarantor or any Subsidiary, other than those taxes contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes are, in the opinion of the Guarantor, adequate to the extent required by GAAP.

              (i) Neither the Guarantor nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

              (j) Neither the Guarantor nor any Principal Subsidiary is a "holding company", a "subsidiary company" of a "holding company", an "affiliate" of a "holding company", or an "affiliate" of a "subsidiary company" of a "holding company", in each case as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

              (k) This Guaranty is made as an inducement to the Banks to extend the Advances under the Credit Agreement, which extension of Advances benefits the Guarantor. The value of the consideration received and to be received by the Guarantor is, in the judgment of the Guarantor, reasonably worth at least as much as the liability and obligation of the Guarantor hereunder, and such liability and obligation will result in direct financial benefits to the Guarantor.

              (l) The Guarantor has had full and complete access to the Loan Documents and all other instruments and documents executed by the Borrower and any other Person in connection with the Guaranteed Obligations and has reviewed those documents and is fully aware of their contents. The Guarantor is fully informed of all circumstances which a diligent inquiry would reveal. The Guarantor has adequate means to obtain from the Borrower on a continuing basis information concerning the Loan Documents and it is not depending on the Administrative Agent or any Bank to provide such information, now or in the future. The Guarantor agrees that neither the Administrative Agent nor any Bank shall have any obligation to advise or notify it or to provide the Guarantor with any data or information.

              (m) Following application of the proceeds of each Borrowing, not more than 25 percent of the value of the assets (both of the Guarantor only and of the Guarantor and its Subsidiaries on a consolidated basis), which are subject to any arrangement with the Administrative Agent or any Bank (herein or otherwise) whereby the Guarantor's or any Subsidiary's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted, will be margin stock (within the meaning of Regulation U issued by the Federal Reserve Board).

                                   ARTICLE IV

                           COVENANTS OF THE GUARANTOR

              4.1. Affirmative Covenants. The Guarantor covenants and agrees that so long as any Note shall remain unpaid, the Guarantor will, unless the Majority Banks shall otherwise consent in writing:

              (a)    Reporting Requirements.  Furnish to each Bank:

              (1) (A) promptly after the sending or filing thereof, a copy of each of the Guarantor's reports on Form 8-K (or any comparable form), (B) promptly after the filing or sending thereof, and in any event within 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, a copy of the Guarantor's report on Form 10-Q (or any comparable form) for such quarter, which report will include the Guarantor's quarterly unaudited consolidated financial statements as of the end of and for such quarter, and (C) promptly after the filing or sending thereof, and in any event within 135 days after the end of each fiscal year of the Guarantor, a copy of the Guarantor's annual report which it sends to its public security holders, and a copy of the Guarantor's report on Form 10-K (or any comparable form) for such year, which annual report will include the Guarantor's annual audited consolidated financial statements as of the end of and for such year;

              (2) simultaneously with the delivery of each of the annual or quarterly reports referred to in clause (1) above, a certificate of the chief financial officer or the chief accounting officer of the Guarantor in a form acceptable to the Administrative Agent (x) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Section 4.2(b) on the date of the financial statements contained in such report, and (y) stating whether there exists on the date of such certificate any Guarantor Default or event which, with the giving of notice or lapse of time, or both, would constitute an Guarantor Default, and, if so, setting forth the details thereof and the action which the Guarantor has taken and proposes to take with respect thereto;

              (3) as soon as is possible and in any event within five days after a change in, or issuance of, any rating of any of the Guarantor's senior unsecured long-term debt by Standard & Poor's or Moody's which causes a change in the applicable Rating Level, notice of such change;

              (4) as soon as possible and in any event within five days after an executive officer of the Guarantor having obtained knowledge thereof, notice of the occurrence of any Guarantor Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Guarantor Default, continuing on the date of such notice, and a statement of the chief financial officer of the Guarantor setting forth details of such Guarantor Default or event and the action which the Guarantor has taken and proposes to take with respect thereto;

              (5) as soon as possible and in any event (A) within 30 Business Days after the Guarantor or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause
              (a) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred and (B) within 10 Business Days after the Guarantor or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred or is reasonably expected to occur, a statement of the chief financial officer or chief accounting officer of the Guarantor describing such Termination Event and the action, if any, which the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

              (6) promptly and in any event within five Business Days after receipt thereof by the Guarantor or any ERISA Affiliate, copies of each notice received by the Guarantor or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $50,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $50,000,000 exists;

              (7) promptly and in any event within five Business Days after receipt thereof by the Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate indicating liability in excess of $50,000,000 incurred or expected to be incurred by the Guarantor or any ERISA Affiliate in connection with (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or
              (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA; and

              (8) such other information respecting the Consolidated financial position or Consolidated results of operations (including an annual report or reports on oil and gas reserves of the

              Guarantor and its Subsidiaries), of the Guarantor that any Bank through the Administrative Agent may from time to time reasonably request.

              (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders to the extent noncompliance therewith would have a material adverse effect on the Guarantor and its Subsidiaries taken as a whole, such compliance to include, without limitation, the paying before the same become delinquent of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings.

              (c) Visitation Rights. At any reasonable time and from time to time, after reasonable notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof to examine the records and books of account of, and visit the properties of, the Guarantor and any of the Principal Subsidiaries to discuss the affairs, finances and accounts of the Guarantor and any of the Principal Subsidiaries with any of the officers or directors of the Guarantor.

              (d) Maintenance of Insurance. Maintain, and cause each of the Principal Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Guarantor or such Principal Subsidiary, provided, that self-insurance by the Guarantor or any such Principal Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties as the Guarantor or such Principal Subsidiary self-insure. The Guarantor may maintain the Principal Subsidiaries' insurance on behalf of them.

              (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Principal Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises; provided, however, that this Section 4.1(e) shall not apply to any transactions permitted by Section 4.2(c) or (d) and shall not prevent the termination of existence, rights and franchises of any Principal Subsidiary pursuant to any merger or consolidation to which such Principal Subsidiary is a party, and provided, further, that the Guarantor or any Principal Subsidiary shall not be required to preserve any right or franchise if the Guarantor or such Principal Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Principal Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Banks.

              4.2. Negative Covenants. So long as any Note shall remain unpaid, the Guarantor will not at any time, without the written consent of the Majority Banks:

              (a) Negative Pledge. Fail to perform and observe any term, covenant or agreement contained in Section 1007 of the Indenture (as modified for purposes hereof as set forth in this Section 4.2). For purposes of this Section 4.2(a), Section 1007 and the definitions of all terms defined in the Indenture and used in or otherwise applicable to such Section 1007 are set forth on Exhibit A and are hereby incorporated in this Guaranty by reference as if such provisions and definitions were set forth in full herein; provided, however, that solely for purposes of this Section 4.2, the word "Securities" used in the Indenture shall mean the Notes, the word "Company" used therein shall mean the Guarantor, the phrase "Section 1007" used therein shall mean this Section 4.2(a), the word "Trustee" as used therein shall mean the Administrative Agent, the phrase "Board of Directors" used in the Indenture shall mean the management of the Guarantor, Section 301 of the Indenture shall not apply to any Note, and the phrase "So long as any of the Securities are outstanding" used therein shall mean so long as any Note shall remain unpaid or any Bank shall have any Commitment under the Credit Agreement.

              (b) Total Debt to Capitalization. Have a ratio of (i) Total Debt to (ii) Total Capitalization greater than 50%.

              (c) Disposition of Assets. Lease, sell, transfer or otherwise dispose of, voluntarily or involuntarily, all or substantially all of its assets.

              (d) Mergers, Etc. Merge or consolidate with or into, any Person, unless (1) the Guarantor is the survivor or (2) the surviving Person, if not the Guarantor, is organized under the laws of the United States or a state thereof and assumes all obligations of the Guarantor under this Guaranty; provided, in each case that both immediately before and after giving effect to such proposed transaction, no Guarantor Default or event which, with the giving of notice or the lapse of time, or both, would constitute an Guarantor Default exists, or would exist or result.

              (e) Compliance with ERISA. (1) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any liability in excess of $50,000,000 of the Guarantor or any ERISA Affiliate to the PBGC, or (2) permit circumstances which give rise to a Termination Event described in clauses (b), (d) or (e) of the definition of Termination Event with respect to a Plan so as to result in any liability in excess of $50,000,000 of the Guarantor or any ERISA Affiliate to the PBGC.

              (f) Ownership of the Borrower. Own, directly or indirectly, less than fifty percent (50%) (other than directors' qualifying shares) of the issued and outstanding shares of the capital stock of the Borrower.

                                   ARTICLE V

                               GUARANTOR DEFAULT

              5.1. Guarantor Defaults. If any of the following events (each a "Guarantor Default") shall occur and be continuing:

              (a) Any representation or warranty made or deemed made by the Guarantor (or any of its officers) hereunder shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing; or

              (b) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 4.2 or shall fail to perform or observe any other term, covenant or agreement contained in this Guaranty on its part to be performed or observed if, in the case of such other term, covenant or agreement, such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Guarantor by the Administrative Agent at the request of any Bank; or

              (c) The Guarantor or any Principal Subsidiary shall (1) fail to pay any principal of or premium or interest on any Debt (other than Debt described in clause (c) of the definition of Debt) which is outstanding in the principal amount of at least $50,000,000 in the aggregate, of the Guarantor or such Principal Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the giving of notice of a voluntary prepayment), prior to the stated maturity thereof, or (2) with respect to Debt described in clause (c) of the definition of Debt, fail to pay any such Debt which is outstanding in the principal amount of at least $50,000,000 in the aggregate, of the Guarantor or such Principal Subsidiary (as the case may be), when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

              (d) The Guarantor or any Principal Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any Principal Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or the Guarantor or any Principal Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (d); or

              (e) Any judgment, decree or order for the payment of money in excess of $50,000,000 shall be rendered against the Guarantor or any Principal Subsidiary and shall remain unsatisfied and either (1) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order or (2) there shall be any period longer than (i) 30 consecutive days or (ii) such longer period as allowed by applicable law during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

              (f)    Any Termination Event as defined in clauses (b), (d) or
       (e) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Guarantor by the Administrative Agent, (1) such Termination Event shall still exist and (2) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination Events is equal to or greater than $100,000,000; or

              (g) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $100,000,000 or requires payments exceeding $50,000,000 in any year; or

              (h) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Guarantor and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $50,000,000 in the aggregate;

then, and in such event, the Banks and the Administrative Agent shall have (a) all rights and remedies provided for in this Guaranty and in any Loan Document following a Guarantor Default, and (b) all rights and remedies at law or in equity following a Guarantor Default.


                                   ARTICLE VI

                                 MISCELLANEOUS

              6.1. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) take any action which requires the consent of all the Banks pursuant to the terms of this Guaranty, (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under this Guaranty, (c) amend this Section 6.1, or (d) release the Guarantor from its obligations under this Guaranty; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Guaranty.

              6.2. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Guarantor, at its address or telecopier number set forth below:

                     Enron Oil & Gas Company
                     1400 Smith Street
                     Houston, Texas  77002

                     Attention:  Senior Vice President and Chief Financial
                                 Officer

                     Telecopier No.:  713-646-2113
if to any Bank, at its Domestic Lending Office specified in the Credit Agreement; if to the Administrative Agent, at its address or telecopier number set forth below:

                     Texas Commerce Bank National Association
                     712 Main Street
                     Houston, Texas  77002

                     Attention:  Manager
                                 Energy Group

                     Telecopier No.:  713-216-4117

or, as to the Guarantor or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Guarantor and the Administrative Agent. All such notices and communications shall be effective, if delivered, upon such delivery; if mailed, three (3) Business Days after deposit in the mails; if sent by overnight courier, one (1) Business Day after delivery to the courier company; and if sent by telecopier, when received by the receiving telecopier equipment, respectively; provided, however, that (a) notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent and (b) telecopied notices received by any party after its normal business hours (or on a day other than a Business Day) shall be effective on the next Business Day.

              6.3. No Waiver; Cumulative Rights and Remedies. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Each of the rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law or in any other documents or in equity.

              6.4. Continuing Guaranty. The obligations of the Guarantor under this Guaranty shall be continuing and (i) remain in full force and effect until termination of the Credit Agreement pursuant to Section 8.11 thereof,
(ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, the Banks and their respective successors, transferees and assigns; provided that the obligations of the Guarantor under Sections 4.1 and 4.2 hereof shall remain in effect only until the time specified in Sections 4.1 and 4.2.

              6.5. Execution in Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

              6.6. Governing Law; Entire Agreement. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. THIS GUARANTY CONSTITUTES THE ENTIRE UNDERSTANDING AMONG THE GUARANTOR, THE ADMINISTRATIVE AGENT AND THE BANKS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

              6.7. Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Guaranty.

              6.8. Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Guaranty shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby.

              6.9. Right of Set-Off. If the Guarantor fails to pay any Guaranteed Obligation at the time the Guarantor is required to make payment thereof pursuant to Section 2.1 hereof, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty. Each Bank agrees promptly to notify the Guarantor after any such set-off and application made by such Bank; provided that the failure to give such notice shall not affect the validity of such set- off and application.
The rights of each Bank under this Section 6.9 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

              6.10. Joinder; Independent Action. At the option of the Administrative Agent, the Guarantor may be joined in any action or proceeding in connection with or based on any of the Loan Documents, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that the Administrative Agent or any Bank first assert, prosecute or exhaust any remedy or claim against the Borrower or any other Person.

              6.11. Third Party Beneficiaries. There are no third-party beneficiaries to this Guaranty.

              6.12. Location of Certain Actions. The Guarantor acknowledges that (a) it has conducted all negotiations with the Administrative Agent and the Banks which are not residents of Canada and which are parties to the Credit Agreement on the date hereof, outside of Canada, and (b) it has executed this Guaranty outside of Canada.

              6.13. Assignments to Federal Reserve Board. In addition to the assignments and participations permitted under Section 8.6 of the Credit Agreement, any Bank may assign, as collateral or otherwise, any of its rights under this Guaranty to any Federal Reserve Bank without notice to or consent of the Borrower, the Guarantor or the Administrative Agent; provided, that no such assignment under this Section 6.13 shall release the assigning Bank from its obligations under the Credit Agreement or under this Guaranty.

              6.14. Interest. The parties to this Guaranty intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 6.14 shall govern and control over every other provision of any Loan Document or this Guaranty which conflicts or is inconsistent with this Section 6.14, even if such other provision declares that it controls. As used in this Section 6.14, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law; provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money, and not as interest and (b) all interest at any time contracted for, taken, reserved, charged or received shall be amortized, prorated, allocated and spread during the full term of the Advances and the Commitments. In no event shall the Guarantor, the Borrower or any other Person be obligated to pay, or the Administrative Agent or any Bank have any right or privilege to reserve, receive or retain, (x) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States, the Government of Canada or of any other state or province thereof or (y) total interest in excess of the amount which the Administrative Agent or such Bank could lawfully have contracted for, taken, reserved, received, retained or charged had the interest been calculated for the full term of the Advances at the Highest Lawful Rate. On each day, if any, that the interest rate (the "Stated Rate") called for under any Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Guaranty or any Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 6.14, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any of the Notes is shortened by reason of acceleration of maturity or by reason of any required or permitted prepayment, and if for that (or any other) reason the Administrative

Agent or any Bank at any time, including the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be cancelled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Administrative Agent or such Bank, it shall be credited pro tanto against the then outstanding principal balance of the Borrower's (or the Guarantor's, as appropriate) obligations to the Administrative Agent or such Bank, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

       IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        ENRON OIL & GAS COMPANY



                                        By: /s/ Ben B. Boyd
                                           -----------------------------------
                                            Ben B. Boyd
                                            Vice President and Controller


       THIS GUARANTY CONSTITUTES THE ENTIRE UNDERSTANDING AMONG THE GUARANTOR, THE ADMINISTRATIVE AGENT AND THE BANKS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.



                                        ENRON OIL & GAS COMPANY



                                        By: /s/ Ben B. Boyd
                                           -----------------------------------
                                           Ben B. Boyd
                                           Vice President and Controller


                                        TEXAS COMMERCE BANK NATIONAL
                                        ASSOCIATION, as Administrative Agent for the Banks



                                        By: /s/ Scott Richardson
                                           -----------------------------------
                                           Name:  Scott Richardson
                                           Title:  Vice President

Section 1007.  Negative Pledge and Exceptions Thereto.

       Except as otherwise specified as contemplated by Section 301 for Securities of any series, so long as any of the Securities are outstanding, the Company will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, except in favor of the Company or any Subsidiary, any Lien upon any Principal Property at any time owned by it, to secure any Funded Debt of the Company or any Subsidiary, without making effective provisions whereby the Securities shall be equally and ratably secured with any and all such Funded Debt and with any other indebtedness similarly entitled to be equally and ratably secured; provided, however, that this restriction shall not apply to or prevent the creation or existence of any:

       (a)    Acquisition Lien or Permitted Encumbrance; or

       (b) Lien created or assumed by the Company or any Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Company or a Subsidiary.

       In case the Company or any Subsidiary shall propose to create or permit to exist a Lien on any Principal Property at any time owned by it to secure any Funded Debt of the Company or any Subsidiary, other than Funded Debt permitted to be secured under clauses (a) or (b) of this Section 1007, the Company will prior thereto give written notice thereof to the Trustee, and the Company will, or will cause such Subsidiary to, prior to or simultaneously with such creation or permission to exist, by supplemental indenture executed to the Trustee (or to the extent legally necessary to another trustee or additional or separate trustee), in form satisfactory to the Trustee, effectively secure all the Securities equally and ratably with such Funded Debt and any other indebtedness entitled to be equally and ratably secured.

       Notwithstanding the foregoing provisions of this Section 1007, the Company or a Subsidiary may issue, assume or guarantee Funded Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Funded Debt of the Company or a Subsidiary secured by Liens which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including Funded Debt permitted to be secured under clauses (a) or (b) above) does not at the time exceed 10% of the Consolidated Net Tangible Assets of the Company, as shown on the audited consolidated financial statements of the Company as of the end of the fiscal year preceding the date of determination.





                               Page 1 of 6 Pages

                                   EXHIBIT A

       "Acquisition Lien" means any (i) Lien upon any property heretofore or hereafter acquired, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by the Company or any Subsidiary, provided that any such Lien shall apply only to the property so acquired and fixed improvements thereon, (ii) Lien upon any property heretofore or hereafter acquired by any corporation that is or becomes a Subsidiary after the date hereof ("Acquired Entity"), provided that any such Lien (I) shall either (A) exist prior to the time the Acquired Entity becomes a Subsidiary or (B) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than the Company or any other Subsidiary, and (iii) any extension, renewal or refunding, in whole or in part, of any Lien permitted by clause (i) or (ii) above, if limited to the same property or any portion thereof subject to, and securing not more than the amount secured by, the Lien extended, renewed or refunded.

       "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding indebtedness due within 12 months) and (b) goodwill, patents and trademarks, all as reflected in the Company's audited consolidated balance sheet preceding the date of a determination under the last paragraph of Section 1007.

       "Funded Debt" as applied to the Company or any Subsidiary means all indebtedness incurred, created, assumed or guaranteed by the Company or any Subsidiary, or upon which such corporation customarily pays interest charges, which matures, or is renewable by the Company or any Subsidiary to a date, more than one year after the date as of which Funded Debt is being determined.

       "Indebtedness", as applied to the Company or any Subsidiary, shall mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a Lien upon property owned by the Company or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, although any such corporation has not assumed or become liable for the payment of such indebtedness, shall for all purposes hereof be deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by the Company or any Subsidiary shall for all purposes hereof be deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons shall for any purpose be deemed indebtedness of such corporation. Indebtedness of the Company or any Subsidiary shall not include (i) any amount representing capitalized lease obligations; (ii) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent





                               Page 2 of 6 Pages

                                   EXHIBIT A
or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons or agreements to pay for property, products, or services of such other persons (whether or not conferred, delivered or rendered), and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (iii) any guarantees with respect to lease or other similar periodic payments to be made by other persons.

       "Lien" means any mortgage, pledge, lien, security interest or similar charge or encumbrance.

       "Permitted Encumbrances" means any

              (a) undetermined or inchoate Lien incidental to construction, maintenance, development or operation of any property;

              (b)    Lien for any tax or assessment for the then current year;

              (c)    Lien for any tax or assessment not at the time delinquent;

              (d) Lien for specified tax or assessment which is delinquent but the validity of which is being contested at the time by the Company or any Subsidiary in good faith;

              (e) Lien reserved in any oil, gas or other mineral lease for rent, royalty or delay rental under such lease and for compliance with the terms of such lease;

              (f) Lien for any judgments or attachments in an aggregate amount not in excess of $10,000,000, or for any judgment or attachment the execution or enforcement of which has been stayed or which has been appealed and secured, if necessary, by the filing of appeal bond;

              (g) mechanics' or materialmen's Lien, any Lien or charge arising by reason of any pledge or deposit to secure payment of workmen's compensation or other insurance, good faith deposit in connection with any tender, lease of real estate, bid or contract (other than any contract for the payment of indebtedness), deposit to secure any duty or public or statutory obligation, deposit to secure, or in lieu of, surety, stay or appeal bond, and deposit as security for the payment of any tax or assessment or similar charge;





                               Page 3 of 6 Pages

                                   EXHIBIT A

              (h) Lien arising by reason of any deposit with, or the giving of any form of security to, any governmental agency or any body created or approved by law for any purpose at any time in connection with the financing of the acquisition or construction of property to be used in the business of the Company or Subsidiary or as required by law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Company or a Subsidiary to maintain self-insurance or to participate in any fund established to cover any insurance risk or in connection with workmen's compensation, unemployment insurance, old age pension or other social security, or to share in the privileges or benefits required for companies participating in such arrangements;

              (i) easement, servitude, right-of-way or other right, exception, reservation, condition, limitation, covenant or other restriction or imperfection in title which does not materially detract from or interfere with the operation, value or use of the properties affected thereby;

              (j) preferential right to purchase entered into the ordinary course of business;

              (k) conventional provision contained in any contract or agreement affecting properties under which the Company or a Subsidiary is required immediately before the expiration, termination or abandonment of a particular property to reassign to the Company's or a Subsidiary's predecessor in title all or a portion of the Company's or a Subsidiary's rights, titles and interest in and to all or a portion of such property;

              (l) sale or other transfer of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in place, or the future production thereof, for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or a specified amount of such crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances or any sale or other transfer of any other interest in property of the character commonly referred to as a "production payment," "overriding royalty," "net profits interest," "royalty" or similar burden on any oil and gas property or mineral interest owned by the Company or any Subsidiary;

              (m) Lien consisting of or reserved in any (i) grant or conveyance in the nature of a farm-out or conditional assignment to the Company or any of its Subsidiaries entered into the ordinary course of business to secure undertakings of the Company or any Subsidiary in such grant or conveyance, (ii) interest of an assignee of any proved undeveloped lease or proved undeveloped portion of any producing property transferred to such assignee for the purpose of the development





                               Page 4 of 6 Pages

                                   EXHIBIT A
       of such lease or property, (iii) unitization or pooling agreement or declaration, (v) contract for the sale, purchase, exchange or processing of production, or (v) operating agreement, area of mutual interest agreement or other agreement which is customary in the oil and gas business and which agreement does not materially detract from the value, or materially impair the use of, the property affected thereby;

              (n) Lien consisting of any (i) statutory landlord's lien under any lease to which the Company or any Subsidiary is a party or any other Lien on leased property reserved in any lease thereof for rent or for compliance with the terms of such lease, (ii) right reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Company or any Subsidiary or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by the Company or any such Subsidiary, (iii) obligation or duty to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any governmental authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iv) zoning law, ordinance or municipal regulation;

              (o) Lien arising out of any forward contract, futures contract, swap agreement or other commodities contract entered into by the Company or any Subsidiary;

              (p) Lien on oil and gas property of the Company or any Subsidiary thereof, or on production therefrom, to secure any liability of the Company or such Subsidiary for all or part of the Development Cost for such property under any joint operating, drilling or similar agreement for exploration, drilling or development of such property, or any renewal or extension of any such Lien (as used in this subclause, "Development Cost" means, for any oil and gas property, the cost of exploration, drilling or development of such property or of altering or repairing equipment used in connection with such exploration, drilling or development, or in the case of property which is substantially unimproved for the use intended by the Company or such Subsidiary, the cost of construction of improvements directly related to such exploration, drilling or development of such property);

              (q) Lien on any property of the Company or any Subsidiary thereof in favor of the government of the United States of America or of any State, or any political subdivision of either thereof, or any department, agency or instrumentality of either thereof (collectively, "Governments"), in order to permit the Company or such Subsidiary to perform any contract or subcontract made with or at the request of such Government, securing any partial, progress, advance or other payment by such Government to the Company or such Subsidiary under such contract or





                               Page 5 of 6 Pages

                                   EXHIBIT A
       subcontract, to the extent such Lien is required by such contract or subcontract or by any law relating thereto; and

              (r) Lien to secure any indebtedness incurred in connection with the construction, installation or financing of any pollution control or abatement facility or other form of industrial revenue bond financing issued or guaranteed by the United States, any State or any department, agency or instrumentality of either.

       "Principal Property" means any property interest in oil and gas reserves located in the United States or offshore the United States owned by the Company or any Subsidiary and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest or interests exceeds two (2) percent of Consolidated Net Tangible Assets, except any such property interest or interests that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its Subsidiaries as a whole. Without limitation, the term "Principal Property" shall not include (i) accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by the Company or any of its Subsidiaries, and all related rights of the Company or any of is Subsidiaries, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations, or (ii) the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances.

       "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.





                               Page 6 of 6 Pages

                                   EXHIBIT A